AMENDMENT NO. 1
                                     TO THE
                             CAIRN ENERGY USA, INC.
                                     BYLAWS


         The  Board  of  Directors  of  Cairn  Energy  USA,   Inc.,  a  Delaware
corporation (the "Corporation"), amended as of January 10, 1996, the Cairn Energy USA, Inc. Bylaws in the following respects only:

                  Section 7.5 of the Bylaws was amended and restated to read in its entirely as follows:

                           SECTION 7.5. Advance of Expenses.  Expenses  incurred
                  in defending a civil or criminal action, suit or proceeding shall be paid by the corporation on behalf of a director, officer, employee or agent in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation as authorized in this ARTICLE 7.

  The foregoing amendment to the Bylaws was effective as of January 10, 1996.

                                                  CAIRN ENERGY USA, INC.


                                               By:/s/ Susan H. Rader
                                                  -------------------------
                                                  Susan H. Rader, Secretary

CORPDAL:62435.1  15467-00006